Exhibit 99.1

JAWS Hurricane Acquisition Corporation Announces the Separate Trading of its Class A Common Stock and Warrants Commencing August 2, 2021

MIAMI, August 2, 2021—(BUSINESS WIRE)—JAWS Hurricane Acquisition Corporation (Nasdaq: HCNEU) (the “Company”) announced that, commencing August 2, 2021, holders of the units sold in the Company’s initial public offering of 31,625,000 units, completed on June 15, 2021, may elect to separately trade the shares of Class A common stock and warrants included in the units. Any units not separated will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “HCNEU,” and the separated shares of Class A common stock and warrants are expected to trade on Nasdaq under the symbols “HCNE” and “HCNEW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unit holders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC acted as the joint book-running managers of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on June 10, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC, including risks relating to the rapidly changing situation related to the COVID-19 pandemic and other risks. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Tom Johnson or Dan Scorpio

Abernathy MacGregor

(917) 747-6990/(646) 899-8118

tbj@abmac.com/dps@abmac.com